Exhibit 10.2
MODEL STATE
SETTLEMENT AGREEMENT
I. PARTIES
     This Settlement Agreement (“Agreement”) is entered into by the State of ___ (hereinafter “State”) and Pediatrix Medical Group, Inc. (hereinafter “Pediatrix”), hereinafter collectively referred to as the “Parties.”
II. PREAMBLE
     As a preamble to this Agreement, the Parties agree to the following:
          A. Pediatrix is a publicly-traded company, incorporated under the laws of the State of Florida. Pediatrix’s network of affiliated physician groups provides medical services in various hospital neonatal intensive care units (“NICUs”) in 32 states and Puerto Rico.
          B. Pediatrix has entered into a Settlement Agreement with the United States of America regarding the Covered Conduct described in paragraph II.D. below (the “Federal Settlement Agreement”).
          C. The State contends that Pediatrix submitted or caused to be submitted false claims for payment to the State’s Medicaid program, established pursuant to or in connection with Title XIX of the Social Security Act, 42 U.S.C. §§ 1396-1396v (the “Medicaid Program”).

          D. The State contends that it has civil claims against Pediatrix under various federal and state statutes, regulations, rules and/or common law doctrines for engaging in the following conduct with respect to the State’s Medicaid Program (hereinafter referred to as the “Covered Conduct”): that Pediatrix during the period from January 1, 1996 through December 31, 1999, improperly billed CPT codes applicable to neonatal services that did not accurately correspond to the medical condition of the infant or the services provided, including, but not limited to the following:
               1. Pediatrix admitted infants to NICUs using CPT code 99295 (admission of critically ill infant), and submitted false claims for payments to the Medicaid Program, when the State contends that at certain times, as many as one-third or more of those infants were not in fact critically ill;
               2. Pediatrix used CPT codes 99296 (critical/unstable) and 99297 (critical/stable) for subsequent days of treatment, and submitted false claims for payments to the Medicaid Program, when the State contends that at certain times, as many as one-half or more of those infants were not in fact critically ill;
               3. Pediatrix used CPT codes 99296 (critical/unstable) and 99297 (critical/stable) on discharge days, representing the last days of service, and submitted false claims for payments to the Medicaid Program, when the State contends that at certain times, as many as 85% or more of those infants were not in fact critically ill and should have been discharged using CPT discharge codes 99238 or 99239.

          E. The State contends that the Medicaid Program was damaged as a result of the Covered Conduct.
          F. The State contends that it has certain administrative claims against Pediatrix for engaging in the Covered Conduct under various federal and state statutes, regulations and rules, including the provisions for permissive exclusion from the Medicaid program, 42 U.S.C. § 1320a-7(b), the provisions for civil monetary penalties, 42 U.S.C. §§ 1320a-7a and 1396r-8(b)(3)(C)(ii), and analogous State provisions.
          G. Pediatrix denies the allegations of the State as set forth in paragraphs D., E. and F. of this Article II and all wrongdoing and/or liability under any federal or state law.
          H. This Agreement is neither an admission of liability by Pediatrix nor a concession by the State that its claims are not well-founded.
          I. To avoid the delay, uncertainty, inconvenience, and expense of protracted litigation of the above claims, the Parties reach a full and final settlement pursuant to the Terms and Conditions below.
III. TERMS AND CONDITIONS
          1. Pediatrix agrees to pay to the United States and to the states that agree to participate in settlement of the Covered

Conduct on terms substantially similar to this Agreement (the “Medicaid Participating States”), collectively, the sum of $25,078,918.00 (Twenty-five million, seventy-eight thousand, nine hundred eighteen dollars)(the “Settlement Amount”). The foregoing payment shall be made as follows:
               a. Pediatrix agrees to pay the full Settlement Amount to the United States by electronic funds transfer pursuant to written instructions to be provided by the United States Attorney’s Office for the District of Maryland. Pediatrix agrees to make this electronic funds transfer no later than five business days following the effective date of the Federal Settlement Agreement.
               b. As soon as feasible after receipt, the United States will pay $9,503,039.00 (Nine million, five hundred three thousand, thirty-nine dollars) (the “Medicaid Participating State Settlement Amount”) by electronic funds transfer to an Escrow Agent to be identified by and pursuant to written instructions to be provided by the negotiating team for the Medicaid Participating States.
               c. The Escrow Agent shall pay each Medicaid Participating State which has executed a settlement agreement with Pediatrix in substantially the same form as this Agreement (a “State Settlement Agreement”) its share of the Medicaid Participating State Settlement Amount, as determined by the negotiating team for the Medicaid Participating States based on each Medicaid Participating State’s relative utilization of, and payment for, Pediatrix’s services, on the occurrence of the following:

(i)	When all of the states identified in Exhibit A to this Agreement and Pediatrix have executed State Settlement Agreements; or

(ii)	At the written agreement of Pediatrix and the negotiating team for the Medicaid Participating States;
provided, however, that Pediatrix shall receive back that portion of the Medicaid Participating State Settlement Amount attributed to any state listed on Exhibit A that does not execute a State Settlement Agreement with Pediatrix; and, provided further, that any escrowed funds not disbursed in accordance with the foregoing terms within 200 days after the Escrow Agent has received the Medicaid Participating State Settlement Amount shall be disbursed to Pediatrix.
          d. The total portion of the Settlement Amount paid by Pediatrix in settlement for alleged injury to the Medicaid Program for the State is ___, consisting of a portion paid to the State under this Agreement and another portion paid to the federal government as part of the Federal Settlement Agreement. The individual portion of the Medicaid Participating State Settlement Amount allocable to the State is ___(the “Individual State Settlement Amount”). The portion of the Federal Settlement Agreement amount allocable to the State is ___.

          2. Subject to the exceptions in Paragraph III.3. below, in consideration of the obligations of Pediatrix in this Agreement, and conditioned upon Pediatrix’s full payment of the Settlement Amount, the State (on behalf of itself, its officers, agents, agencies, and departments) agrees to release Pediatrix, its parents, subsidiaries, divisions, and affiliates (collectively the “Pediatrix Entities,” which for purposes of this Agreement shall include any affiliated professional associations, corporations, and partnerships over which Pediatrix has established a controlling financial interest in their operations, as defined by the Financial Accounting Standards Board), any of the Pediatrix Entities’ current and former officers, directors, employees, and agents, and any of their successors and assigns (who, together with the Pediatrix Entities, shall constitute the “Pediatrix Released Parties”) from any civil or administrative claim the State has or may have for the Covered Conduct under any federal or state statute, regulation, rule and/or common law doctrine, including, without limitation, any civil or administrative monetary claim or any action seeking to exclude, debar, suspend or otherwise terminate, restrict or limit any of the Pediatrix Released Parties from participating in the State Medicaid Program.
          3. Notwithstanding any term of this Agreement, the State specifically does not release the Pediatrix Released Parties or any entity or person from any and all of the following:
               a. any potential criminal, civil or administrative claims arising under the State’s revenue codes;

               b. any criminal liability;
               c. any civil or administrative liability that Pediatrix has or may have under any state statute, regulation, or rule not covered by the release;
               d. except as explicitly stated in this State Settlement Agreement, any administrative liability, including mandatory exclusion from the State’s Medicaid Program;
               e. any liability to the State (or its agencies) for any conduct other than the Covered Conduct; or
               f. any claims based upon such obligations as are created by this Agreement.
          4. In the event of any criminal prosecution or administrative action relating to the Covered Conduct, Pediatrix waives and shall not assert any defenses Pediatrix may have based in whole or in part on a contention that, under the Double Jeopardy Clause in the Fifth Amendment of the Constitution, or under the Excessive Fines Clause in the Eighth Amendment of the Constitution, this Agreement bars a remedy sought in such criminal prosecution or administrative action. Nothing in this Paragraph or any other provision of this Agreement constitutes an agreement by the State concerning the characterization of the Settlement Amount for purposes of the State’s revenue laws.

          5. The Pediatrix Released Parties fully and finally release the State, its agencies, employees, servants, and agents from any claims (including attorney’s fees, costs, and expenses of every kind and however denominated) that the Pediatrix Released Parties have asserted, could have asserted, or may assert in the future against the State, its agencies, employees, servants, and agents, related to the Covered Conduct and the State’s investigation and prosecution thereof.
          6. The Settlement Amount shall not be decreased as a result of the denial of claims for payment now being withheld from payment by the State Medicaid Program related to the Covered Conduct; and Pediatrix shall not resubmit to the State Medicaid Program any previously denied claims related to the Covered Conduct, and shall not appeal any such denials of claims.
          7. This Agreement is intended to be for the benefit of the Parties only, including the Pediatrix Released Parties. The Parties do not release any claims against any other person or entity.
          8. Except as expressly provided to the contrary in this Agreement, each Party shall bear its own legal and other costs incurred in connection with this matter, including the preparation and performance of this Agreement.
          9. Pediatrix represents that this Agreement is freely and voluntarily entered into without any degree of duress or compulsion whatsoever.
          10. This Agreement is governed by the laws of the State.

          11. This Agreement constitutes the complete agreement between the Parties. This Agreement may not be amended except by written consent of the Parties.
          12. The individuals signing this Agreement on behalf of Pediatrix represent and warrant that they are authorized by Pediatrix to execute this Agreement. The State signatories represent that they are signing this Agreement in their official capacities and that they are authorized to execute this Agreement on behalf of the State and its Medicaid state agency.
          13. The Medicaid Participating State Settlement Amount includes a component for the reasonable travel costs and expenses of the NAMFCU negotiating team. Such costs and expenses shall be reimbursed by the Escrow Agent after all Medicaid Participating States execute this Agreement or as otherwise agreed between Pediatrix and the NAMFCU team.
          14. Each party agrees to perform any further acts and to execute and deliver any further documents reasonably necessary to carry out this Agreement. This Agreement may be executed in counterparts, each of which shall constitute an original and all of which taken together shall constitute one and the same Agreement. Facsimiles of signatures shall constitute acceptable binding signatures for purposes of this Agreement.
          15. This Agreement is binding on Pediatrix’s successors, transferees, heirs, and assigns.

          16. The Parties consent to the State’s disclosure of this Agreement, and information about this Agreement, to the public.
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EXHIBIT A
LIST OF POTENTIAL MEDICAID PARTICIPATING STATES
Alabama
Alaska
Arkansas
District of Columbia
Georgia
Illinois
Indiana
Kansas
Kentucky
Louisiana
Maryland
Michigan
Missouri
Montana
Nebraska
New Jersey
New Mexico
New York
North Carolina
Ohio
Oklahoma
Oregon
Pennsylvania
South Carolina
South Dakota
Texas
Utah
Virginia
Washington
West Virginia
Wyoming